Moody National REIT II, Inc. S-4/A

Exhibit 8.1.3

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300

Fax: 202-654-4829

www.alston.com

March 24, 2017

Moody National REIT I, Inc. 6363 Woodway Dr., Suite 110 Houston, TX 77057

Ladies and Gentlemen:

We are acting as special tax counsel to each of Moody National REIT II, Inc., a Maryland corporation (“REIT II”) and Moody National REIT I, Inc., a Maryland corporation (“REIT I”), in connection with the REIT Merger and other transactions contemplated by the Agreement and Plan of Merger dated as of November 16, 2016 (the “Merger Agreement”), among REIT II, Moody National Operating Partnership II, LP, a Delaware limited partnership (“REIT II OP”), Moody Merger Sub, LLC, a Delaware limited liability company wholly owned by REIT II, Moody National Advisor I, LLC, a Delaware limited liability company, REIT I, Moody National Operating Partnership I, LP, a Delaware limited partnership, and Moody National Advisor II, LLC, a Delaware limited liability company. This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-215362) containing the prospectus/proxy statement of REIT I and REIT II filed with the Securities and Exchange Commission on December 29, 2016, as amended and supplemented through the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

You have requested our opinions as to (i) the qualification of REIT II as a real estate investment trust (“REIT”) under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed REIT II’s Articles of Amendment and Restatement, the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by REIT II through a certificate of an officer of REIT II (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

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Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate are true, accurate and complete as of the date hereof, (ii) any representation made in the Officer’s Certificate “to the knowledge of” or similarly qualified is correct without such qualification, (iii) REIT II OP has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (iv) REIT II and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate true, (v) no action will be taken after the date hereof by REIT II or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based, and (vi) REIT II will make a timely election to be taxed as a REIT for its taxable year ended December 31, 2016.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to REIT II or any other person. Further, we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the foregoing, we are of the opinion that:

(i)         Commencing with the taxable year ending December 31, 2016, REIT II was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and REIT II’s proposed method of operations will enable it to continue to so qualify.

(ii)         The statements under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

REIT II’s qualification as a REIT depends on REIT II’s ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of REIT II’s gross income, the composition of REIT II’s assets, the level of distributions to REIT II’s shareholders, and the diversity of REIT II’s ownership. Alston & Bird LLP will not review REIT II’s compliance with these requirements on a continuing basis. No assurances can be given that REIT II will satisfy these requirements.

No opinions other than those expressly contained herein may be inferred or implied. We undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the REIT Merger and may not be relied upon by any other person without our prior written consent. As required by the Merger Agreement, it is a condition to the closing of the REIT Merger that another opinion of counsel be delivered at such time regarding the matters described in clause (i) of our opinion above.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Alston & Bird LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Sincerely,
/s/ ALSTON & BIRD LLP

ALSTON & BIRD LLP